CALCULATION OF REGISTRATION FEE

Class of Securities to be Registered	Aggregate offering price	Amount of Registration Fee (1)
2.20% Senior Notes due November 1, 2024	$650,000,000	$84,370

(1)	The filing fee of $84,370 is calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
File No. 333-228804

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 14, 2018)

$650,000,000

The PNC Financial Services Group, Inc.

2.20% Senior Notes Due November 1, 2024

The senior notes in the aggregate principal amount of $650,000,000 offered pursuant to this prospectus supplement and the accompanying prospectus will mature on November 1, 2024 and bear interest at 2.20% per annum, payable semi-annually in arrears on November 1 and May 1 of each year, commencing May 1, 2020 (the “Senior Notes”). As described under “Use of Proceeds,” we intend to use an amount equal to the net proceeds from the sale of the Senior Notes to finance or refinance, in whole or in part, Eligible Projects (as defined herein). The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. We will provide 10 to 60 calendar days’ notice of the redemption to the registered holders of the Senior Notes. There is no sinking fund for the Senior Notes.

The Senior Notes will rank equally with all of our other existing and future senior unsecured indebtedness.

See “Risk Factors” on page S-11 to read about important factors you should consider before buying the Senior Notes. The Senior Notes are not deposits of a bank and are not insured by the United States Federal Deposit Insurance Corporation or any other insurer or government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to us
Per Senior Note	99.967%	0.350%	99.617%
Total	$649,785,500	$2,275,000	$647,510,500

(1)	Plus accrued interest, if any, from the original issue date.

The Senior Notes will not be listed on any securities exchange. Currently, there is no public trading market for the Senior Notes.

The underwriters expect to deliver the Senior Notes to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, a société anonyme (“Clearstream”), on or about November 1, 2019.

Because our affiliate, PNC Capital Markets LLC, is participating in the offer and sale of the Senior Notes, the offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121. See “Underwriting (Conflicts of Interest)” on page S-22.

Joint Book-Running Managers

PNC Capital Markets LLC Lead Green Structuring Agent	J.P. Morgan

October 29, 2019

S-i

About This Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “PNC,” “we,” “us,” “our” or similar references mean The PNC Financial Services Group, Inc. and its successors.

References to The PNC Financial Services Group, Inc. and its subsidiaries, on a consolidated basis, are specifically made where applicable.

We have not, and the underwriters have not, authorized anyone to provide any information other than the information contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are offering to sell the Senior Notes only in places where sales are permitted. We are not, and the underwriters are not, making an offer to sell the Senior Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference herein or in the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the Senior Notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Cautionary Statement Regarding Forward-Looking Information

We make statements in this prospectus supplement and the accompanying prospectus, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the U.S. and global financial markets.

•	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives.

•	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

•	Impacts of tariffs and other trade policies of the U.S. and its global trading partners.

•	Slowing or reversal of the current U.S. economic expansion.

•	Commodity price volatility.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:

•	U.S. economic growth, after accelerating a few years ago, has slowed since mid-2018 and is expected to slow further through the rest of this year and into 2020.

•

Job growth will continue into 2020, but at a slower pace due to both difficulty in finding workers and slower economic growth. The unemployment rate is expected to increase slightly in the near term, but the labor market will remain tight, pushing wages higher and supporting continued gains in consumer spending.

•	Slower global economic growth, trade restrictions and geopolitical concerns are downside risks to the forecast, which have increased in 2019, and risks are weighted to the downside.

•	Inflation has slowed in 2019, to below the Federal Open Market Committee’s 2% objective, but is expected to gradually increase over the next two years.

•	Our baseline forecast is for one more 0.25 percentage point cut to the federal funds rate in October 2019, taking the rate to a range of 1.50 to 1.75% by the end of 2019.

•

Our ability to take certain capital actions, including returning capital to shareholders, is subject to review by the Federal Reserve Board as part of our comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (“CCAR”) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

•

Our regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of our balance sheet. In addition, our ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•

Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

•

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

•	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•

We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q, and elsewhere in this prospectus supplement. Our forward-looking statements may also be subject to other risks and uncertainties, including those discussed elsewhere in this prospectus supplement or in our other filings with the SEC.

Incorporation of Certain Documents by Reference

The SEC allows us to incorporate information in this document by reference to other documents filed separately with the SEC. This means that PNC can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. You may read this information at the SEC’s website, www.sec.gov. The reports and other information filed by PNC with the SEC are also available at our website, www.pnc.com. We have included the web addresses of the SEC and PNC as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this prospectus supplement or the accompanying prospectus.

This document incorporates by reference the documents listed below that we previously filed with the SEC. They contain important information about PNC and its financial condition.

Filing	Period or date filed
Annual Report on Form 10-K	Year ended December 31, 2018

Quarterly Report on Form 10-Q	Quarters ended March 31, 2019 and June 30, 2019

Current Reports on Form 8-K	Filed with the SEC on January 3, 2019, January 23, 2019, February 15, 2019, April 22, 2019, April 26, 2019 and July 23, 2019

In addition, PNC also incorporates by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Notwithstanding the foregoing, PNC is not incorporating any document or information that it furnished rather than filed with the SEC.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus supplement or the accompanying prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. You may request a copy of these filings at the address and telephone number set forth below.

In reviewing any agreements incorporated by reference, please remember they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about PNC. The agreements may contain representations and warranties by PNC or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

Documents incorporated by reference are available from PNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this prospectus supplement or the accompanying prospectus. You can obtain documents incorporated by reference in this prospectus supplement or the accompanying prospectus by requesting them in writing or by telephone at the following address:

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

Attention: Shareholder Services

Telephone: (800) 982-7652

www.computershare.com/contactus

Summary

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated herein and therein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the Senior Notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus to determine whether an investment in the Senior Notes is appropriate for you.

About The PNC Financial Services Group, Inc.

PNC is one of the largest diversified financial services companies in the United States and is headquartered in Pittsburgh, Pennsylvania. PNC has businesses engaged in retail banking, including residential mortgage, corporate and institutional banking and asset management, providing many of its products and services nationally. PNC’s retail branch network is located in markets across the Mid-Atlantic, Midwest and Southeast. PNC also has strategic international offices in four countries outside the U.S. As of June 30, 2019, PNC had total consolidated assets of approximately $405.8 billion, total consolidated deposits of approximately $273.3 billion and total consolidated shareholders’ equity of approximately $49.3 billion.

PNC was incorporated under the laws of the Commonwealth of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, we have diversified our geographical presence, business mix and product capabilities through internal growth, strategic bank and non-bank acquisitions and equity investments, and the formation of various non-banking subsidiaries.

PNC common stock is listed on the New York Stock Exchange under the symbol “PNC.”

PNC is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. PNC’s subsidiaries that operate in the banking and securities businesses can pay dividends only if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. PNC’s subsidiaries may be party to credit or other agreements that also may restrict their ability to pay dividends. PNC currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect PNC’s ability to service its own debt or pay dividends on its preferred stock. PNC must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require PNC to commit resources to its subsidiary banks, even when doing so is not otherwise in the interests of PNC or its shareholders or creditors.

PNC’s principal executive offices are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2401, and its telephone number is (888) 762-2265.

Recent Developments

Third Quarter 2019 Results

On October 16, 2019, PNC reported its unaudited preliminary financial results for the third quarter and first nine months of 2019. PNC reported net income of $1.4 billion for the third quarter of 2019, compared with net income of $1.4 billion for the second quarter of 2019 and $1.4 billion for the third quarter of 2018. PNC reported net income of $4.0 billion for the first nine months of 2019 compared with $4.0 billion for the first nine months of 2018.

The following tables present highlights of PNC’s unaudited preliminary consolidated financial results.

FINANCIAL RESULTS

	Three months ended			Nine months ended
Dollars in millions	September 30	June 30	September 30	September 30	September 30
	2019	2019	2018	2019	2018
Revenue
Net interest income	$2,504	$2,498	$2,466	$7,477	$7,240
Noninterest income	1,989	1,941	1,891	5,741	5,552

Total revenue	4,493	4,439	4,357	13,218	12,792
Provision for credit losses	183	180	88	552	260
Noninterest expense	2,623	2,611	2,608	7,812	7,719

Income before income taxes and noncontrolling interests	$1,687	$1,648	$1,661	$4,854	$4,813
Net income	$1,392	$1,374	$1,400	$4,037	$3,995
Less:
Net income attributable to noncontrolling interests	13	12	11	35	31
Preferred stock dividends (a)	63	55	63	181	181
Preferred stock discount accretion and redemptions	1	1	1	3	3

Net income attributable to common shareholders	$1,315	$1,306	$1,325	$3,818	$3,780

(a)

Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

BALANCE SHEET DATA

	September 30	June 30	September 30
Dollars in millions, except per share data	2019	2019	2018
Assets	$408,916	$405,761	$380,080
Loans (a)	$237,377	$237,215	$223,053
Allowance for loan and lease losses	$2,738	$2,721	$2,584
Interest-earning deposits with banks	$19,036	$18,362	$19,800
Investment securities	$87,883	$88,303	$80,804
Loans held for sale (a)	$1,872	$1,144	$1,108
Equity investments (b)	$13,325	$13,001	$12,446
Mortgage servicing rights	$1,483	$1,627	$2,136
Goodwill	$9,233	$9,221	$9,218
Other assets (a)	$35,774	$34,193	$28,851
Noninterest-bearing deposits	$74,077	$69,867	$74,736
Interest-bearing deposits	$211,506	$203,393	$190,148
Total deposits	$285,583	$273,260	$264,884
Borrowed funds (a)	$61,354	$69,025	$57,955
Total shareholders’ equity	$49,420	$49,340	$47,058
Common shareholders’ equity	$45,428	$45,349	$43,076
Accumulated other comprehensive income (loss)	$837	$631	$(1,260)
Book value per common share	$103.37	$101.53	$93.22
Period end common shares outstanding (millions)	439	447	462
Loans to deposits	83%	87%	84%

(a)

Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2019 Form 10-Q included, and our third quarter 2019 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity interest in BlackRock.

The preliminary financial data referred to above has been prepared by, and is the responsibility of, PNC’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The Offering

The following description contains basic information about the Senior Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Senior Notes. For a more complete understanding of the Senior Notes, you should read the section of this prospectus supplement entitled “Certain Terms of the Senior Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities.” To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Securities Offered	2.20% Senior Notes due November 1, 2024

Issuer	The PNC Financial Services Group, Inc.

Aggregate Principal Amount	$650,000,000

Maturity Date	November 1, 2024

Issue Date	November 1, 2019

Issue Price	99.967% plus accrued interest, if any, from and including November 1, 2019

Interest Rate	2.20% annually

Interest Payment Dates	Each November 1 and May 1, commencing May 1, 2020

Record Dates	Each October 15 and April 15

Form	Fully-registered global notes in book-entry form

Denominations	$2,000 and integral multiples of $1,000 in excess thereof

Further Issuance	The Senior Notes will be limited initially to $650,000,000 in aggregate principal amount. PNC may, however, “reopen” the Senior Notes and issue an unlimited principal amount of additional notes in the future without the consent of the holders.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $647,300,000, after deducting underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds from the sale of the Senior Notes to finance or refinance, in whole or in part, one or more Eligible Projects. See “Use of Proceeds.”

Optional Redemption	The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. We will provide 10 to 60 calendar days’ notice of redemption to the registered holders of the Senior Notes.

Risk Factors	Investing in the Senior Notes involves certain risks. See page S-11.

Ranking	The Senior Notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

Conflicts of Interest

Our affiliate, PNC Capital Markets LLC, is a member of FINRA and is participating in the distribution of the Senior Notes. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including PNC Capital Markets LLC, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Senior Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Risk Factors

Your investment in the Senior Notes involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any of the Senior Notes, you should carefully consider the following risk factors, which are specific to the Senior Notes being offered, as well as the risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as such discussion may be amended or updated in other reports filed by us with the SEC.

We and our subsidiaries have significant leverage and debt obligations; payments on the Senior Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a holding company and we conduct substantially all of our operations through subsidiaries, including PNC Bank, National Association, which is our principal banking subsidiary. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Senior Notes, and to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which PNC Bank, National Association and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. In addition, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make payments on the Senior Notes.

The Senior Notes are structurally subordinated to the debt of our subsidiaries, which means that creditors (including depositors) of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Senior Notes would have any claims to those assets.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Senior Notes, to participate in the distribution or allocation of the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of these banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings.

Our credit ratings may not reflect all risks of an investment in the Senior Notes.

The cost and availability of short-term and long-term funding, as well as collateral requirements for certain derivative instruments, is influenced by PNC’s credit ratings. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may generally affect the market value of the Senior Notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of the Senior Notes.

The Senior Notes will not be guaranteed by the FDIC, any other governmental agency or any of our subsidiaries.

The Senior Notes are not bank deposits and are not insured by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Senior Notes will be obligations of The PNC Financial Services Group, Inc. only and will not be guaranteed by any of our subsidiaries, including PNC Bank, National Association, which is our principal banking subsidiary.

The indenture governing the Senior Notes does not contain any limitations on our ability to incur additional indebtedness, issue preferred stock, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the indenture governing the terms of the Senior Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Senior Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the indenture governing the Senior Notes from issuing preferred stock, paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent the merger covenant described under “Description of Debt Securities—Certain Covenants” in the accompanying prospectus would apply to the transaction.

An active trading market for the Senior Notes may not develop.

The Senior Notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the Senior Notes on any securities exchange or for quotation of the Senior Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Senior Notes will develop, the ability of holders of the Senior Notes to sell their Senior Notes or the prices at which holders may be able to sell their Senior Notes. The underwriters have advised us that they currently intend to make a market in the Senior Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Senior Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Senior Notes. This may affect the price you receive for your Senior Notes or your ability to sell your Senior Notes at all.

If a trading market for the Senior Notes develops, changes in our credit ratings or the debt markets, amongst others, could adversely affect the market price of the Senior Notes.

Credit rating agencies continually review their ratings for the companies they follow, including us. A negative change in our rating could have an adverse effect on the price of the Senior Notes. In addition to our creditworthiness, many factors affect the trading market for, and the trading value of, the Senior Notes. These factors include: the time remaining to the maturity of the Senior Notes, the ranking of the Senior Notes, the outstanding amount of Senior Notes with terms identical to the Senior Notes offered hereby, the prevailing interest rates being paid by other companies similar to us, our financial condition, financial performance and future prospects and the level, direction and volatility of market interest rates generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Senior Notes.

There can be no assurance that the use of proceeds of the Senior Notes to finance Eligible Projects will be suitable for the investment criteria of an investor.

It is our intention to apply an amount equal to the net proceeds from this offering specifically to Eligible Projects. Prospective investors should consider the information set out in this prospectus supplement regarding such use of proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the Senior Notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us or any underwriter that the use of such proceeds for any Eligible Projects will satisfy, whether in whole or in part, any present or future investor expectations or requirements as regards any investment criteria or guidelines with which such investor or its investments are required to comply (whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates), in particular with regard to any direct or indirect environmental, sustainability or social impact of any Eligible Projects.

Furthermore, it should be noted that there is currently no clear definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes, a “green” or an equivalently labeled project or as to what precise attributes are required for a particular project to be defined as “green” or such other equivalent label, nor can any assurance be given that such a clear definition or consensus will develop over time. Accordingly, no assurance can be given to investors that an Eligible Project will meet any or all investor expectations regarding such “green” or other equivalently labeled objectives or that any adverse environmental, social and/or other impacts will not occur during the implementation of any Eligible Project.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) that will be made available in connection with the issuance of the Senior Notes, in particular as it regards the ability of an Eligible Project to fulfill any environmental, social, sustainability or other criteria. No such opinion or certification is, nor should it be deemed to be, a recommendation by us, any underwriter or any other person to buy, sell or hold any Senior Notes. Any such opinion or certification is only current as of the date it was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the Senior Notes. Currently, to our knowledge, the providers of such opinions and certifications are not subject to any specific regulatory or other regime or oversight. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this prospectus supplement or the accompanying prospectus.

Although it is our intention to apply the net proceeds from this offering to Eligible Projects in the manner described under “Use of Proceeds,” there can be no assurance that such use of proceeds will be capable of being implemented in such manner or in accordance with any timing schedule, and accordingly there can be no assurance that such net proceeds will be totally or partially disbursed for such Eligible Projects. There also cannot be any assurance that such Eligible Projects will be completed within any specified time period or at all, or that such Eligible Projects will achieve the results or outcome (whether or not related to the environment) originally expected or anticipated by us.

Any such failure to apply the net proceeds from this offering to any Eligible Projects, any failure of Eligible Projects to achieve the results or outcome originally expected or anticipated by us, or the withdrawal of any opinion or certification of a third party or any attestation that we are not complying in whole or in part with any matters subject to such opinion or certification may have a material adverse effect on the value of the Senior Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose. Furthermore, neither any such failure, nor any failure to comply with our commitment to certain reporting obligations as described under “Use of Proceeds,” will constitute an Event of Default under the Senior Notes.

Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $647,300,000, after deducting underwriting discounts and commissions and estimated expenses. We intend to use an amount equal to the net proceeds from the sale of the Senior Notes to finance or refinance, in whole or in part, Eligible Projects (as defined below) in accordance with the Green Bond Eligibility Criteria set forth in the PNC Green Bond Framework (the “Green Bond Framework”). The Green Bond Framework is consistent with the current Green Bond Principles as published by the International Capital Market Association (the “ICMA Principles”), of which we are a signatory. The description of the use of proceeds in this prospectus supplement supplements, and to the extent inconsistent therewith replaces, the description of the use of proceeds in the accompanying prospectus.

Eligible Projects

The Green Bond Framework sets forth PNC’s Green Bond Eligibility Criteria for projects that promote a transition to a low-carbon economy and offer sustainability benefits in three categories (“Eligible Projects”):

•	Renewable Energy – Financing investments that support the generation and production of renewable energy, including construction or maintenance of solar and wind energy facilities.

•

Energy Efficiency – Investments that support a reduction in energy consumption, including energy efficient lighting improvements within PNC owned and operated real estate that results in 25% energy efficiency improvements.

•	Green Buildings – Financing investments in new and refurbished certified buildings, including LEED Platinum and Gold Certified buildings.

PNC’s Green Bond Eligibility Criteria are subject to change consistent with PNC’s Sustainable Finance Pillars and the ICMA Principles. Eligible Projects include existing financing projects that were originated during the 36 months preceding the issuance date of the Senior Notes, as well as financing projects that are originated up to the maturity date of the Senior Notes.

Process for Project Evaluation and Selection

Proposed Eligible Projects will be reviewed and approved by PNC’s Green Bond Approval Committee, which includes individuals from PNC’s Corporate Social Responsibility and Debt Capital Markets teams.

Management of Proceeds

An amount equal to the net proceeds from this offering will be earmarked for allocation to Eligible Projects and will be tracked by PNC’s Green Bond Asset Tracking group using PNC’s internal reporting system. Upon approval of a proposed Eligible Project by PNC’s Green Bond Approval Committee, funds will be allocated to the Eligible Project. Unallocated funds will be held at PNC’s discretion in cash and/or cash equivalents, consistent with PNC’s liquidity management activities.

Reporting

PNC will publish, for as long as the Senior Notes remain outstanding, an annual Green Bond Report that includes (i) a description of Eligible Projects, (ii) information regarding the environmental impacts of funded Eligible Projects (including environmental key performance indicator metrics, installed capacity, emissions reductions and building certifications when available), (iii) the amount of funds allocated by Eligible Project category and (iv) the balance of unallocated funds. To the extent reasonably possible, PNC will report on both the qualitative and quantitative indicators with respect to Eligible Projects. The Green Bond Framework is, and when available the Green Bond Report will be, accessible on the Green Bond page within the Corporate Social Responsibility section of PNC’s corporate website. Information on such website is not part of this prospectus supplement or the accompanying prospectus.

Certain Terms of the Senior Notes

The Senior Notes offered by this prospectus supplement will be issued by The PNC Financial Services Group, Inc. under an Indenture dated as of September 6, 2012 between The PNC Financial Services Group, Inc. and The Bank of New York Mellon as Trustee. The accompanying prospectus provides a more complete description of the Indenture. The Senior Notes will be senior debt securities, as such term is described in the accompanying prospectus. The following description of the particular terms of the Senior Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior debt securities in the accompanying prospectus, to which description we refer you. The accompanying prospectus sets forth the meaning of certain capitalized terms used herein and not otherwise defined.

General

The Senior Notes issued in this offering initially will be limited to $650,000,000 principal amount. The Senior Notes will mature on November 1, 2024. There is no sinking fund for the Senior Notes. The Senior Notes are not convertible into, or exchangeable for, equity securities of PNC. The Senior Notes will rank equally with all of PNC’s other senior unsecured indebtedness. As of June 30, 2019, PNC had $7.1 billion of outstanding senior unsecured indebtedness.

Interest

The Senior Notes will bear interest at the rate of 2.20% per annum. Interest on the Senior Notes will accrue from and including November 1, 2019 and will be payable semi-annually in arrears on November 1 and May 1 of each year (each an “interest payment date”), commencing on May 1, 2020. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the Senior Notes will accrue from and including November 1, 2019 to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the Senior Notes. If an interest payment date or the maturity date for the Senior Notes falls on a day that is not a business day, PNC will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Senior Notes will not be entitled to any further interest or other payments with respect to such postponements.

When we use the term “business day”, we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York or the City of Pittsburgh on which banking institutions are authorized or obligated by law, regulation or executive order to close. The interest payable on the Senior Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Senior Notes are registered at the close of business on October 15 and April 15, whether or not a business day, immediately preceding the interest payment date. However, interest that PNC pays on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent in New York, New York or, at PNC’s option in the event the Senior Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.

Optional Redemption

The Senior Notes will be redeemable in whole or in part by us on or after the 30th day prior to the maturity date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. We will provide 10 to 60 calendar days’ notice of the redemption to the registered holders of the Senior Notes. Other than as set forth in this paragraph, the Senior Notes are not redeemable prior to maturity.

Further Issuances

The PNC Financial Services Group, Inc. may, from time to time, without the consent of the holders of the Senior Notes, create and issue further notes having the same terms and conditions as the Senior Notes that are equal in rank to the Senior Notes offered by this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except in some cases for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the series of notes of which the Senior Notes form a part and will have the same terms as to status or otherwise as the Senior Notes; provided that if the further notes are not fungible with the Senior Notes for U.S federal income tax purposes, such further notes will have a separate CUSIP number.

Delivery and Form

The Senior Notes will be represented by one or more permanent global certificates (each a “Global Note” and collectively, the “Global Notes”) deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (DTC’s partnership nominee). The Senior Notes will be available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only. Unless and until certificated Senior Notes are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a Senior Note shall be entitled to receive a definitive certificate representing Senior Notes. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Senior Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear and Clearstream.

Clearance and Settlement Procedures

Initial settlement for the Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Senior Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax consequences that may be relevant to a holder with respect to the acquisition, ownership and disposition of the Senior Notes. This summary is limited to the U.S. federal income tax consequences with respect to Senior Notes that were purchased by an initial holder at their original issue at the first price at which a substantial portion of the Senior Notes is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to subsequent purchasers of the Senior Notes. This summary assumes that the Senior Notes will be treated as debt instruments for U.S. federal income tax purposes. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, thrifts, real estate investment trusts, regulated investments companies, traders in securities that elect mark-to-market treatment, insurance companies, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations, U.S. expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Senior Notes being taken into account in an applicable financial statement, or persons who hold Senior Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SENIOR NOTES. PROSPECTIVE PURCHASERS OF THE SENIOR NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE SENIOR NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Senior Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or a resident alien of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A “Non-U.S. Holder” is a beneficial owner of Senior Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Senior Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships acquiring Senior Notes, and partners in such partnerships, should consult their own tax advisors.

U.S. Federal Income Taxation of U.S. Holders

Payment of Interest. The Senior Notes bear interest at a fixed rate. It is anticipated, and this discussion assumes, that the Senior Notes will not be treated as issued with original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on a Senior Note will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of the Senior Notes. Upon the redemption, sale, exchange or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest which has not previously been included in income, which amount will be taxable as ordinary income) and (ii) such U.S. Holder’s adjusted tax basis in the Senior Note. A U.S. Holder’s adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to such U.S. Holder. Any gain or loss recognized on the disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Senior Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations.

Backup Withholding and Information Reporting. U.S. Holders of Senior Notes, except for certain exempt recipients, will generally be subject to information reporting and backup withholding (currently at a rate of 24%) on payments of interest, principal and gross proceeds from a disposition of Senior Notes. However, backup withholding generally applies only if the U.S. Holder:

•	fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

•	fails to report interest properly; or

•

fails, under certain circumstances, to provide a properly completed IRS Form W-9 (or a suitable substitute or successor form or such other form as the IRS may prescribe), signed under penalties of perjury, certifying that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder timely furnishes the required information to the IRS. Prospective purchasers should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. We cannot refund amounts once withheld.

We will furnish annually to the IRS, and to record holders of the Senior Notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the Senior Notes.

Net Investment Income Tax. A tax of 3.8% (the “Net Investment Income Tax”) is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, including Senior Notes, less certain related deductions.

Prospective purchasers of the Senior Notes should consult an independent tax advisor regarding the possible implications of the Net Investment Income Tax on their particular circumstances.

U.S. Federal Income Taxation of Non-U.S. Holders

Payment of Interest. Subject to the summary of backup withholding and FATCA below, payments of stated interest on a Senior Note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the Senior Notes receives a required certification from the Non-U.S. Holder and the holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	a bank whose receipt of interest on the Senior Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either), under penalties of perjury that provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the Senior Notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either), has been received by it from the Non-U.S. Holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the Senior Notes that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If the payments of interest on a Senior Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, the Non-U.S. Holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under the Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Disposition of the Senior Notes. Subject to the discussions of backup withholding and FATCA below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Senior Note (except with respect to accrued but unpaid interest, which will be treated as described above under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest”) unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or

•	such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base).

Proceeds from the disposition of a Senior Note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to payments of interest.

Backup Withholding and Information Reporting. U.S. backup withholding tax will not apply to payments of interest on a Senior Note or proceeds from the sale or other disposition of a Senior Note payable to a Non-U.S. Holder if the certification described in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

FATCA. The Foreign Account Tax Compliance Act and the Regulations promulgated thereunder (“FATCA”) impose a U.S. federal withholding tax at a rate of 30% on interest payments and, subject to the proposed Regulations discussed below, on gross proceeds from the taxable disposition (including a retirement or redemption) of interest-bearing obligations, including the Senior Notes, paid to certain non-U.S. financial institutions, investment funds, and certain other non-U.S. non-financial entities if certain disclosure requirements related to direct and indirect U.S. shareholders and/or U.S. accountholders are not satisfied. While withholding under FATCA would have applied also to payments of gross proceeds from the taxable disposition (including a retirement or redemption) of a Senior Note on or after January 1, 2019, recently proposed Regulations eliminate

FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Regulations until final Regulations are issued.

Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the Senior Notes.

Underwriting (Conflicts of Interest)

We are offering the Senior Notes described in this prospectus supplement through a number of underwriters. PNC Capital Markets LLC is acting as lead green structuring agent in connection with this offering. We have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of Senior Notes listed next to its name in the following table:

Name	Principal Amount of Senior Notes
PNC Capital Markets LLC	$325,000,000

J.P. Morgan Securities LLC	325,000,000

Total	$650,000,000

The underwriters have advised us that they are committed to purchase all the Senior Notes offered by us if they purchase any Senior Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Senior Notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of 0.20% of the principal amount of the Senior Notes. Any such dealers may resell Senior Notes to certain other brokers or dealers at a discount of up to 0.10% of the principal amount of the Senior Notes. After the initial public offering of the Senior Notes, the offering price and other selling terms may be changed by the underwriters. The offering of the Senior Notes by the underwriter is subject to receipt and acceptance and subject to underwriters’ right to reject any order in whole or in part. Sales of Senior Notes made outside of the United States may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price per Senior Note less the amount paid by the underwriters to us per Senior Note. The following table shows the per-note and total underwriting discounts and commissions to be paid to the underwriters.

Per Senior Note	0.350%
Total	$2,275,000

We estimate that our total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $200,000.

We have agreed to indemnify the underwriters, their affiliates and each person, if any, who controls an underwriter within the meaning of either Section 15 of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

There is currently no public trading market for the Senior Notes. In addition, we have not applied and do not intend to apply to list the Senior Notes on any securities exchange or to have the Senior Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Senior Notes. However, they are not obligated to do so and may discontinue any market-making in the Senior Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Senior Notes will develop, that you will be able to sell your Senior Notes at a particular time, or that the price you receive when you sell will be favorable.

In connection with this offering of the Senior Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Senior Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Senior Notes. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover short positions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Senior Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Senior Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Senior Notes in any jurisdiction where action for that purpose is required. The Senior Notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of the Senior Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Senior Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriting agreement provides that the closing will occur on November 1, 2019, which is three business days after the date of this prospectus supplement. Rule 15c6-1 under the Exchange Act generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of this prospectus supplement will be required, by virtue of the fact that the Senior Notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should also consult their own advisors in this regard.

Conflicts of Interest

Our affiliate, PNC Capital Markets LLC, is a member of FINRA and is participating in the distribution of the Senior Notes. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including PNC Capital Markets LLC, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Senior Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Notice to Prospective Investors in the European Economic Area

The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Senior Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person in (i) and (ii) above being referred to as a “relevant person”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Investors in Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal Matters

Certain legal matters relating to the Senior Notes offered by this prospectus supplement will be passed upon by Alicia G. Powell, Esq., Deputy General Counsel and Corporate Secretary of PNC. Ms. Powell beneficially owns, or has rights to acquire, an aggregate of less than 1% of PNC’s common stock. Additionally, certain tax matters relating to the offering will be passed upon for us by McGuireWoods LLP, special counsel to PNC. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

THE PNC FINANCIAL SERVICES GROUP, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Warrants

We may offer and sell the securities listed above from time to time in one or more offerings. We may also issue debt securities, common stock, preferred stock or depositary shares upon the conversion, exchange or exercise of certain of the securities listed above. One or more selling security holders to be identified in the future may also offer and sell the securities listed above from time to time. This prospectus describes the general terms of these securities and the general manner in which these securities may be offered. When we sell a particular issue of securities, we will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

In addition, PNC Capital Markets LLC and other affiliates of ours may use this prospectus in market-making transactions in any of these securities after their initial sale. Our affiliates, including PNC Capital Markets LLC, have no obligation to make a market in the above referenced securities, and may discontinue their market-making activities at any time without notice in their sole discretion.

Our common stock is listed on the New York Stock Exchange under the symbol “PNC.”

Our principal executive offices are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, PA 15222-2401, and our telephone number is 888-762-2265.

Investing in these securities involves certain risks. For a discussion of certain risks that you should consider in connection with an investment in our securities, see “Risk Factors” in PNC’s Annual Report on Form 10-K for the year ended December 31, 2017, and all subsequent filings under Section  13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. See also the section entitled “Risk Factors” on page 3 of this prospectus.

These securities are unsecured, are not savings accounts, deposits or other obligations of any bank, are not guaranteed by PNC Bank, National Association or any other bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We have not authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. This prospectus and the applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement, and do not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Neither the delivery of this prospectus or the applicable prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement is correct as of any date other than the date of the applicable document or such other date provided for such information.

In this prospectus, “PNC”, “we”, “us” or “our” refers to The PNC Financial Services Group, Inc. excluding its consolidated subsidiaries. References to PNC and its subsidiaries on a consolidated basis are specifically made where applicable.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that contains this prospectus, including the exhibits thereto and the information incorporated by reference therein, contains additional information about us and the securities, agreements and other documents described in this prospectus. The registration statement can be read at the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The reports and other information we file with the SEC are also available at our Internet website at www.pnc.com. We have included the web addresses of the SEC and PNC as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and because we incorporate by reference future filings with the SEC, information that we file later will automatically update and supersede the information in this prospectus and any earlier incorporated information.

This prospectus incorporates by reference the documents listed below that PNC previously filed with the SEC and any future filings that PNC makes with the SEC under Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (in each case other than those documents or portions of those documents not deemed to have been filed in accordance with SEC rules) between the date of this prospectus and the later of (i) the termination of the offering of securities to be issued under the registration statement or (ii) the date on which our affiliates cease offering and selling such securities:

Company SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Report on Form 10-Q	Quarter ended March 31, 2018

Quarterly Report on Form 10-Q	Quarter ended June 30, 2018

Quarterly Report on Form 10-Q	Quarter ended September 30, 2018

Current Reports on Form 8-K	January 4, 2018, January 12, 2018 (Item 8.01 only Form 8-K), February 22, 2018, April 13, 2018 (Item 8.01 only Form 8-K), April 27, 2018, July 13, 2018 (Item 8.01 only Form 8-K), September 5, 2018, October 4, 2018 and October 16, 2018

Description of Common Stock on Form 8-A (including any amendment or report filed with the SEC for the purpose of updating this description)	September 24, 1987

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address or telephone number:

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

Attention: Shareholder Services

Telephone: (800) 982-7652

Online contact form: www.computershare.com/contactus

RISK FACTORS

We are subject to a number of risks potentially impacting our business, financial condition, results of operations and cash flows. For a detailed description of the potential risks, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), which report is incorporated by reference in this prospectus. You should also review the risk factors that will be set forth in other documents we file with the SEC after the date of this prospectus. See the section above entitled “Where You Can Find More Information.” Additional risk factors may also be set forth in any applicable prospectus supplement.

THE PNC FINANCIAL SERVICES GROUP, INC.

We are one of the largest diversified financial services companies in the United States and are headquartered in Pittsburgh, Pennsylvania. We have businesses engaged in retail banking, including residential mortgage, corporate and institutional banking, and asset management, providing many of our products and services nationally. Our primary geographic markets are located in the Mid-Atlantic, Midwest and Southeast. We also provide certain products and services internationally.

We were incorporated under the laws of the Commonwealth of Pennsylvania in 1983 with the consolidation of Pittsburgh National Corporation and Provident National Corporation. Since 1983, we have diversified our geographical presence, business mix and product capabilities through internal growth, strategic bank and non-bank acquisitions and equity investments, and the formation of various non-banking subsidiaries.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PNC.”

Our principal executive offices are located at The Tower at PNC Plaza, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2401 and our telephone number is (888) 762-2265.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include, without limitation, working capital, capital expenditures, investments in or loans to our subsidiaries, refinancing of outstanding indebtedness, share repurchases (including, but not limited to, repurchases of our common stock), dividends, funding potential future acquisitions and satisfaction of other obligations. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities we may offer. The debt securities may be either senior debt securities or subordinated debt securities.

The senior debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee, dated as of September 6, 2012, as may be amended or supplemented, which we refer to as the senior indenture. The subordinated debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee, dated as of December 19, 2012, as supplemented by a First Supplemental Indenture, dated April 28, 2014, as may be further amended or supplemented, which we refer to as the subordinated indenture. Together, the senior indenture and the subordinated indenture are referred to as the indentures.

We have summarized selected provisions of the indentures below. The summary is not complete and does not describe every aspect of each indenture. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part and have been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. The particular terms of any debt securities we offer, along with any applicable modifications of or additions to the general terms of the debt securities described in this prospectus and in the indentures, will be described in the applicable prospectus supplement. You should review both the applicable prospectus supplement and the description of the debt securities set forth in this prospectus before making an investment decision. Capitalized terms used in the below summary of the debt securities have the meanings specified in the applicable indenture.

We are a holding company that conducts substantially all of our operations through subsidiaries. Claims of the holders of our debt securities to participate in the assets of any PNC subsidiary upon its liquidation or recapitalization will generally have a junior position to claims of creditors of the subsidiary (including, in the case of any bank subsidiary, its depositors), except to the extent that PNC may itself be a creditor with recognized claims against the subsidiary. In addition, as a holding company, we are dependent on dividends or other distributions from our subsidiaries to fund payments related to our debt securities. There are certain regulatory and other limitations on the payment of dividends and on loans and other transfers of funds to us by our bank subsidiaries. For further information concerning restrictions on loans, dividends or advances from bank subsidiaries to the parent company, see the following sections in the 2017 Form 10-K: Supervision and Regulation section in Item 1 Business, Item 1A Risk Factors, the Liquidity and Capital Management portion of the Risk Management section in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 18 Regulatory Matters in the Notes To Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data.

General

The debt securities will be direct unsecured obligations of PNC. The indentures do not limit the amount of debt securities that we may issue from time to time in one or more series. We also may, from time to time, incur additional indebtedness that is effectively senior to the senior debt securities and/or the subordinated debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities that may be issued by us or our subsidiaries, including indebtedness that may rank effectively senior to the senior debt securities and/or the subordinated debt securities.

We will specify in the prospectus supplement relating to a particular series of debt securities being offered the terms relating to the offering. The terms may include:

•	the title and type of the debt securities,

•	the aggregate principal amount of the debt securities,

•	the date or dates on which the principal of and premium, if any, on the debt securities will be payable,

•	the interest rate on the debt securities or the method by which the interest rate may be determined,

•	the date from which interest will accrue and the record and interest payment dates for the debt securities,

•	any optional redemption provisions that would permit us or the holders of debt securities to redeem the debt securities before their final maturity,

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity,

•	the denominations in which the debt securities shall be issued, if issued in denominations other than $1,000 and any integral multiple thereof,

•	the portion of the principal amount of the debt securities that will be payable upon an acceleration of the maturity of the debt securities,

•	any Events of Default or Default which will apply to the debt securities that differ from those contained in the indentures,

•	provisions for subordination of the debt securities if different than those contained in the subordinated indenture,

•	the currency or currencies in which the debt securities will be denominated, payable, redeemable or repurchaseable,

•

whether the debt securities are convertible and the terms and conditions applicable to conversion, including the conversion price or rate at which shares of our common stock will be delivered, the circumstances in which such price or rate will be adjusted, the conversion period, and other conversion terms and provisions,

•	whether the debt securities of such series will be defeasible, and

•	any other terms of such debt securities.

The indentures provide that we will issue debt securities in fully registered form. The principal of, and premium, if any, and interest on fully registered securities will be payable at the place of payment designated for such securities and stated in the applicable prospectus supplement. We also have the right to make interest payments by check mailed to the holder at the holder’s registered address. The principal of, and premium, if any, and interest on any debt securities in other forms will be payable in the manner and at the place or places as may be designated by us and specified in the applicable prospectus supplement.

You may exchange or transfer debt securities at the corporate trust office of the trustee for such series of debt securities or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We may issue debt securities with “original issue discount.” Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold below their stated principal amount. The applicable prospectus supplement will describe any special federal income tax consequences and other special considerations applicable to any securities issued with original issue discount.

Ranking of Debt Securities

Senior Debt Securities

The senior debt securities will rank equally with all unsecured senior indebtedness of PNC. There is no limitation on PNC creating, incurring or issuing additional senior indebtedness.

Subordinated Debt Securities

The subordinated debt securities will be subordinated in right of payment to all senior indebtedness of PNC and other specified company obligations.

“Senior indebtedness of PNC” means the principal of, and premium, if any, and interest on (i) all “indebtedness for money borrowed” (as defined below) of PNC whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, except for the subordinated debt securities, specified previously issued subordinated indebtedness, trade creditor indebtedness and indebtedness that expressly states that it is subordinated in right of payment to indebtedness for borrowed money of PNC and (ii) any deferrals, renewals or extensions of any such indebtedness.

The term “indebtedness for money borrowed” means:

•

any obligation of PNC, or any obligation of another person guaranteed by PNC, for the repayment of money borrowed or purchased, whether or not evidenced by bonds, debentures, notes or other written instruments,

•	any off-balance sheet guarantee obligation,

•	any obligation under a direct credit substitute,

•	any capitalized lease obligation, and

•	any deferred obligation for payment of the purchase price of any property or assets.

Unless otherwise provided for in the terms of the debt securities of any series, the subordinated debt securities will also be subordinated in right of payment to all “other company obligations” (as defined below) and will be subject to an obligation of PNC to pay any “excess proceeds” (as defined in the subordinated indenture) to creditors in respect of any unpaid “other company obligations.”

“Other company obligations” means obligations of PNC associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, or any similar arrangements, unless the instrument by which PNC incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of PNC.

Unless otherwise provided for in the terms of the debt securities of any series, upon the liquidation, dissolution, winding up, or reorganization of PNC, we must pay to the holders of all senior indebtedness of PNC the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the subordinated debt securities. If, after we have made those payments on the senior indebtedness (i) there are amounts available for payment on the subordinated debt securities (as defined in the subordinated indenture, “excess proceeds”), and (ii) at such time, any creditors in respect of “other company obligations” have not received their full payments, then we will first use such excess proceeds to pay in full all such “other company obligations” before we make any payment in respect of the subordinated debt securities. In addition, we may not make any payment on the subordinated debt securities in the event we have defaulted in the payment of the principal of, or premium, if any, or interest on any senior indebtedness of PNC, after giving effect to any applicable grace period, or if any event of default with respect to any senior indebtedness of PNC that would give rise to a right of acceleration has occurred and is continuing, or would occur as a result of such payment on the subordinated debt securities.

The subordinated debt securities will rank equally with all other unsecured subordinated indebtedness of PNC issued under the subordinated indenture. In the event of insolvency of PNC, it is possible that the definition of indebtedness that is senior to the subordinated indebtedness issued under prior indentures could be construed differently because the definition of senior indebtedness in the current subordinated indenture does not read identically to such definition in prior subordinated indentures. If this were to occur, it is possible certain holders of the subordinated indebtedness issued under prior subordinated indentures may have rights that are senior to the subordinated debt securities issued under the subordinated indenture, and holders of the subordinated debt securities may recover less ratably than holders of subordinated indebtedness issued under these prior indentures.

Because of the subordination provisions and the obligation to pay excess proceeds described above and as described more fully in the applicable prospectus supplement, in the event of insolvency of PNC, holders of the subordinated debt securities may recover less ratably than holders of subordinated indebtedness issued by PNC under prior subordinated indentures, holders of senior indebtedness of PNC, creditors with respect to “other company obligations” and other creditors of PNC.

In addition, the subordinated debt securities may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding by the Corporation, including a proceeding under the orderly liquidation authority provisions of the Dodd-Frank Act.

Certain Covenants

The indentures contain certain covenants that impose various restrictions on us and, as a result, afford the holders of our debt securities certain protections. The section below provides a description of these covenants, which description does not purport to be complete and is qualified in its entirety by reference to the full text of the covenants contained in the indentures.

Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank

The covenant described below is designed to ensure that, so long as any senior debt securities issued by us are outstanding, we will continue directly or indirectly to own and thus serve as the holding company for our “principal subsidiary banks.” When we use the term “principal subsidiary banks,” we mean each of:

•	PNC Bank, National Association (“PNC Bank”),

•	any other subsidiary bank the consolidated assets of which constitute 20% or more of the consolidated assets of PNC and its subsidiaries,

•	any other subsidiary bank designated as a principal subsidiary bank by our board of directors (the “Board”), or

•

any subsidiary that owns any voting shares or certain rights to acquire voting shares of any principal subsidiary bank, and their respective successors, provided any such successor is a subsidiary bank or a subsidiary, as appropriate.

As of the date hereof, our only principal subsidiary banks are PNC Bank and its parent, PNC Bancorp, Inc.

The senior indenture prohibits us, unless consent is obtained from the holders of a majority in principal amount of each series of senior debt securities, from:

•	selling or otherwise disposing of, or permitting a principal subsidiary bank to issue, voting shares or certain rights to acquire voting shares of a principal subsidiary bank,

•	permitting the merger or consolidation of a principal subsidiary bank with or into any other corporation, or

•	permitting the sale or other disposition of all or substantially all the assets of any principal subsidiary bank,

if, after giving effect to any one of the transactions described above and the issuance of the maximum number of voting shares issuable upon the exercise of all such rights to acquire voting shares of a principal subsidiary bank, we would own directly or indirectly less than 80% of the voting shares of such principal subsidiary bank.

These restrictions do not apply to:

•	transactions required by any law, or any regulation or order of any governmental authority,

•

transactions required as a condition imposed by any law, or any regulation or order of any governmental authority, to the acquisition by us, directly or indirectly, or any other corporation or entity if thereafter,

•	we would own at least 80% of the voting shares of the other corporation or entity,

•	our consolidated banking assets (as defined in the senior indenture) would be at least equal to those prior thereto, and

•	the Board shall have designated the other corporation or entity a principal subsidiary bank,

•	transactions that do not reduce the percentage of voting shares of such principal subsidiary bank owned directly or indirectly by us, and

•	transactions where the proceeds are invested within 180 days after such transaction in any one or more subsidiary banks.

The indenture does permit the following:

•	the merger of a principal subsidiary bank with and into a principal subsidiary bank or PNC,

•	the consolidation of principal subsidiary banks into a principal subsidiary bank or PNC, or

•	the sale or other disposition of all or substantially all of the assets of any principal subsidiary bank to another principal subsidiary bank or PNC,

so long as, in any such case in which we are not the surviving, resulting or acquiring entity, we would own at least 80% of the voting shares of the principal subsidiary bank surviving such transaction.

This covenant only applies to senior debt securities issued by us and is not contained in the subordinated indenture.

Restriction on Liens

The purpose of the restriction on liens covenant is to preserve, for so long as any senior debt securities issued by us are outstanding, our direct or indirect interest in voting shares of principal subsidiary banks free of security interests of other creditors. The covenant permits certain specified liens and liens where the senior debt securities are equally secured. The senior indenture prohibits us and our subsidiaries from creating or permitting any liens (other than certain tax and judgment liens) upon voting shares of any principal subsidiary bank to secure indebtedness for borrowed money unless the senior debt securities are equally and ratably secured. Notwithstanding this prohibition, we may create or permit the following:

•	purchase money liens and liens on voting shares of any principal subsidiary bank existing at the time such voting shares are acquired or created within 120 days thereafter,

•	the acquisition of any voting shares of any principal subsidiary bank subject to liens at the time of acquisition or the assumption of obligations secured by a lien on such voting shares,

•	under certain circumstances, renewals, extensions or refunding of the liens described in the two preceding bullets, and

•	liens to secure loans or other extensions of credit under Section 23A of the Federal Reserve Act or any successor or similar federal law or regulation.

This covenant only applies to senior debt securities issued by us and is not contained in the subordinated indenture.

Consolidation or Merger

The covenant described below protects the holders of debt securities upon certain transactions involving us by requiring any successor to PNC to assume the predecessor’s obligations under the indentures. We may consolidate with, merge into, or transfer our properties and assets substantially as an entirety to, any other corporation organized under the laws of any domestic jurisdiction, if:

•	the successor corporation assumes all of our obligations under the debt securities and under the applicable indenture,

•

immediately after the transaction, in the case of the senior indenture, no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, exists or, in the case of the subordinated indenture, no Event of Default or Default, and no event which, after notice or lapse of time, would become an Event of Default or Default, exists, and

•	certain other conditions are met.

This covenant is contained in both the senior indenture and the subordinated indenture. However, the indentures do not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction.

Modification and Waiver

We and the trustee may modify each indenture with the consent of the holders of a majority in aggregate principal amount of outstanding debt securities of each series affected by the modification, provided, however, that each affected holder must consent to any modification or amendment that:

•	changes the stated maturity of any payment of principal or interest,

•	reduces the principal amount of, or the premium, if any, or the interest on such debt security,

•	reduces the portion of the principal amount of an original issue discount debt security, payable upon acceleration of the maturity of that debt security,

•	changes the place or places where, or the currency in which, any debt security or any premium, if any, or interest is payable,

•	impairs the right of the holder to institute suit for the enforcement of any payment on or with respect to any debt security,

•	adversely affects the right of the holder to convert any debt security, or

•

reduces the percentage in principal amount of debt securities necessary to modify the indenture or the percentage in principal amount of outstanding debt securities necessary to waive compliance with conditions and defaults under the indenture.

We and the trustee may modify and amend each indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another corporation to PNC,

•	to provide for the acceptance of appointment of a successor trustee,

•	to add to the covenants of PNC for the benefit of the holders of the debt securities,

•

to cure any ambiguity, defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, if such action does not adversely affect the holders of the debt securities in any material respect,

•	to secure the debt securities under applicable provisions of the indenture,

•	to establish conversion rights of holders,

•	to establish the form or terms of the debt securities,

•	to change or eliminate provisions of the indenture that apply only to a new series of debt securities,

•	to add Events of Default or Defaults,

•	to eliminate or modify Events of Default or Defaults in connection with establishing a series of debt securities, or

•	to add, change or eliminate any provision as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act.

In addition, the holders of a majority in principal amount of outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance with certain covenants, including in the case of outstanding senior debt securities those described under the captions above entitled “Restriction on Sale or Issuance of Voting Stock of a Principal Subsidiary Bank” and “Restriction on Liens.” Covenants concerning the payment of principal, premium, if any, and interest on the debt securities, compliance with the terms of the indenture, maintenance of an agency, and certain monies held in trust may only be waived pursuant to a supplemental indenture executed with the consent of each affected holder of debt securities as described above.

Events of Default, Defaults and Waivers of Default

The senior indenture defines an “Event of Default” with respect to any series of senior debt securities as being any one of the following events, unless such event is specifically deleted or modified in connection with the establishment of the senior debt securities of a particular series:

•	failure to pay interest on such series for 30 days after the payment is due,

•	failure to pay the principal of or premium, if any, on such series when due,

•	failure to deposit any sinking fund payment with respect to such series when due,

•

failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture,

•	the occurrence of certain events relating to bankruptcy, insolvency or reorganization of either PNC or any principal subsidiary bank, or

•	any other Event of Default provided with respect to such senior debt securities.

The subordinated indenture defines an Event of Default with respect to any series of subordinated debt securities as certain events involving the bankruptcy or reorganization of PNC or any principal subsidiary bank, or any other Event of Default specified in the supplemental indenture under which such subordinated debt securities are issued or in the form of securities for such series. The subordinated indenture defines a “Default” with respect to any series of subordinated debt securities as:

•	failure to pay interest on such series for 30 days after the payment is due,

•	failure to pay the principal of or premium, if any, on such series when due,

•	failure to deposit any sinking fund payment with respect to such series when due,

•

failure to perform any other covenant or warranty in the indenture that applies to such series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture, or

•	any other Default provided with respect to such subordinated debt securities.

With respect to the subordinated debt securities, there is only a right of acceleration in the case of an Event of Default. There is no right of acceleration in the case of a Default. Accordingly, payment of principal of any series of subordinated debt securities may be accelerated only in the case of the bankruptcy or reorganization of PNC or any principal subsidiary bank or any other Event of Default specified in the supplemental indenture under which such subordinated debt securities are issued.

If an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of such series (or if debt securities of that series are original issue discount securities, a specified amount of the principal) to be due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration. Prior to any declaration of acceleration, the holders of a majority in principal amount of the outstanding debt securities of the applicable series may waive any past default, except a payment default, or a past default in respect of a covenant or provision of the indenture which cannot be modified without the consent of the holder of each outstanding debt security affected. Upon this waiver the default will cease to exist and any Event of Default or Default arising therefrom will be deemed cured.

Other than its duties in the case of an Event of Default or Default, the trustee is not obligated to exercise any of the rights or powers in the indenture at the request or direction of holders of debt securities unless such holders offer the trustee security or indemnity satisfactory to the trustee. If such indemnification is provided, then, subject to the other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to debt securities of such series.

Each indenture provides that if default is made on payment of interest and continues for a 30-day period or if default is made on payment of principal of any debt security of any series, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such debt security, the whole amount then due and payable on such debt security for principal, premium, if any, and interest. Each indenture further provides that if we fail to pay such amount immediately upon such demand, the trustee may, among other things, institute a judicial proceeding for its collection.

Each indenture requires us to furnish annually to the trustee certificates as to the absence of any default under the applicable indenture. The trustee may withhold notice to the holders of debt securities of any default

(except in payment of principal, premium, if any, interest or sinking fund installment) if the trustee determines that the withholding of the notice is in the interest of those holders.

The holder of any debt security of any series may institute any proceeding with respect to the applicable indenture or for any remedy thereunder if:

•	a holder previously has given the trustee written notice of a continuing Event of Default or Default with respect to debt securities of that series,

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute such proceeding and offered indemnity satisfactory to the trustee,

•	the trustee has not received directions inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series, and

•	the trustee has not started such proceeding within 60 days after receiving the request.

The holder of any debt security will have an absolute right to receive payment of the principal of, and premium, if any, and interest on such debt security when due, to convert such debt security, if applicable, and to institute suit to enforce any such payment.

Convertibility

The debt securities may be designated as convertible into our common stock at the option of the holder in accordance with the terms of such series. You should refer to the applicable prospectus supplement for a description of the specific conversion provisions and terms of any series of convertible debt securities that we may offer by that prospectus supplement. These terms and provisions may include:

•	the title and specific designation of the convertible debt securities,

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price or rate, the conversion period and other conversion provisions,

•	any circumstances in which the conversion price or rate will be adjusted,

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities,

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange, and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of the convertible debt securities.

Defeasance

We may choose to defease the debt securities in one of two ways as described below. If we have the ability to do so, we will state that in the applicable prospectus supplement.

Full Defeasance

We may terminate or “defease” our obligations under the indenture of any series of debt securities, provided that certain conditions are met, including:

•	we must irrevocably deposit in trust for the benefit of all holders, a combination of U.S. dollars or U.S. government obligations, specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates,

•

there must be a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing you to be taxed on your security any differently than if we did not make the deposit and instead repaid the security, and

•

an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit and termination and that if the securities are listed on the NYSE they will not be delisted.

If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. Your right to convert any convertible debt security remains after defeasance.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay your debt security. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for the benefit of the holders of the debt securities a combination of U.S. dollars and U.S. government obligations specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates, and

•

deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and instead repaid the debt security ourselves.

Governing Law

Each indenture provides that the debt securities issued pursuant thereto will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except that the rights, immunities, duties and liabilities of the trustee will be governed by New York law.

Regarding the Trustee

In the ordinary course of business, we may maintain lines of credit with one or more trustees for a series of debt securities, and the principal subsidiary banks and other subsidiary banks may maintain deposit accounts and conduct other banking transactions with one or more trustees for a series of debt securities.

Trustee’s Duty to Resign under Certain Circumstances

We may issue both senior and subordinated debt securities pursuant to the indentures described in this section. The trustee currently serves as trustee under both the indenture governing senior debt securities and the indenture governing subordinated debt securities.

Because the subordinated debt securities will rank junior in right of payment to the senior debt securities, the occurrence of a default under the indenture with respect to the subordinated debt securities or any senior debt securities could create a conflicting interest under the Trust Indenture Act with respect to any trustee who serves as trustee for both senior and subordinated debt securities.

Furthermore, upon the occurrence of a default under the indenture with respect to any series of debt securities the trustee of which maintains banking relationships with us, such trustee would have a conflicting interest under the Trust Indenture Act as a result of such business relationships. If a default has not been cured or waived within 90 days after the trustee has or acquires a conflicting interest, the trustee generally is required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to the appropriate debt securities.

DESCRIPTION OF COMMON STOCK

General

As of the date of this prospectus, we are authorized to issue 800,000,000 shares of our common stock, par value $5.00 per share.

The following summary is not complete. You should refer to the applicable provisions of the following for a complete statement of the terms and rights of the common stock:

•

Our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), which you can find as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2008, including the statements with respect to shares pursuant to which certain outstanding series of preferred stock were issued,

•	an amendment to our Articles of Incorporation, which you can find as Exhibit 3.1.6 to our Current Report on Form 8-K filed November 20, 2015,

•

the statement with respect to shares governing our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed July 27, 2011,

•

the statement with respect to shares governing our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed April 24, 2012,

•

the statement with respect to shares governing our 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed September 21, 2012,

•	the statement with respect to shares governing our Non-Cumulative Perpetual Preferred Stock, Series R, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed May 7, 2013,

•

the statement with respect to shares governing our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S, which you can find as Exhibit 3.1 to our Current Report on Form 8-K filed November 1, 2016, and

•	the Pennsylvania Business Corporation Law (the “PBCL”).

Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. Holders of common stock have neither cumulative voting rights nor any preemptive rights for the purchase of additional shares of any class of our stock, and are not subject to liability for further calls or assessments. The common stock does not have any sinking fund, conversion or redemption provisions.

In the event of dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of outstanding preferred stock (including accrued and unpaid dividends thereon) have been made.

The Board may, except as otherwise required by applicable law or the rules of the NYSE, cause the issuance of authorized shares of common stock without shareholder approval to such persons and for such consideration as the Board may determine in connection with acquisitions by us or for other corporate purposes.

Computershare Trust Company, N.A., Canton, MA, is the transfer agent and registrar for our common stock. The shares of common stock are listed on the NYSE under the symbol “PNC.” The outstanding shares of common stock are, and the shares offered by this prospectus and the applicable prospectus supplement will be, validly issued, fully paid and nonassessable, and the holders of the common stock are not and will not be subject to any liability as shareholders.

Dividends and Other Payments

Holders of our common stock are only entitled to receive such dividends as the Board may declare out of funds legally available for such payments. The payment of future dividends is subject to the discretion of the Board, which will consider, among other factors, economic and market conditions, our financial condition and operating results, and other factors, including contractual restrictions and applicable government regulations and policies (such as those relating to the ability of bank and non-bank subsidiaries to pay dividends to the parent company and regulatory capital limitations).

The amount of our dividends is also currently subject to the results of the supervisory assessment of capital adequacy and capital planning processes undertaken by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and our primary bank regulators as part of the Federal Reserve’s Comprehensive Capital Analysis and Review process. The Federal Reserve has the power to prohibit us from paying dividends without its approval.

We are incorporated in Pennsylvania and governed by the PBCL. Under the PBCL, we cannot pay dividends if, after giving effect to the dividend payments, we would be unable to pay our debts as they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividends.

Subject to certain important exceptions, the terms of certain of our outstanding series of preferred stock and capital securities prohibit us from declaring or paying dividends or distributions on or redeeming, purchasing, acquiring or making a liquidation payment with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that preferred stock or capital security, as applicable, have been paid.

In addition, we have outstanding junior subordinated debentures associated with certain capital securities. The terms of these debentures permit us to defer interest payments on the debentures for up to five years. If we defer interest payments on these debentures, subject to certain important exceptions, we may not declare or pay any dividends or distributions on, redeem, purchase, acquire or a make a liquidation payment with respect to any of our common stock during the deferral period.

Dividends from our subsidiary banks are the primary source of funds for payment of dividends to our stockholders, and there are statutory limits on the amount of dividends that our subsidiary banks can pay to us without regulatory approval. We are a holding company that conducts substantially all of our operations through our bank subsidiaries and other subsidiaries. As a result, our ability to make dividend payments on the common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us, and those restrictions can vary among the different subsidiaries based on performance, capital and other factors.

For further information concerning dividend restrictions and other factors that could limit our ability to pay dividends, including restrictions on loans, dividends or advances from bank subsidiaries to the parent company, see the following sections of the 2017 Form 10-K: Supervision and Regulation section in Item 1 Business, Item 1A Risk Factors, the Liquidity and Capital Management portion of the Risk Management section in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 10 Borrowed Funds, Note 15 Equity and Note 18 Regulatory Matters in the Notes To Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data.

Other Provisions

The Articles of Incorporation and our Amended and Restated By-Laws (the “By-Laws”) contain various provisions that may discourage or delay attempts to gain control of PNC. The By-Laws include provisions:

•	authorizing the Board to fix the size of the Board between five and 36 directors,

•	authorizing directors to fill vacancies on the Board occurring between annual shareholder meetings, including vacancies resulting from an increase in the number of directors,

•	authorizing only the Board, the Chairman of the Board or the Chief Executive Officer to call a special meeting of shareholders,

•	providing advance notice requirements for director nominations and business to be properly brought before a shareholder meeting, and

•	authorizing a majority of the Board to alter, amend, add to or repeal the By-Laws.

The Articles of Incorporation vest the authority to make, amend and repeal the By-Laws in the Board, subject to the power of our shareholders to change any such action.

Provisions of Pennsylvania law also could make it more difficult for a third party to acquire control of PNC or have the effect of discouraging a third party from attempting to control PNC. The PBCL allows Pennsylvania corporations to elect to either be covered or not be covered by certain “anti-takeover” provisions. We have elected in the By-Laws not to be covered by Subchapter G of Chapter 25 of the PBCL, which would otherwise enable existing shareholders of PNC in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition. We have also opted out of the protection of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable us to recover certain payments made to shareholders who have evidenced an intent to acquire control of PNC. However, the following provisions of the PBCL do apply to us:

•	shareholders are not entitled to call a special meeting (Section 2521),

•	unless the Articles of Incorporation provide otherwise (which as of the date hereof they do not), action by shareholder consent must be unanimous (Section 2524),

•	shareholders are not entitled to propose an amendment to the Articles of Incorporation (Section 2535),

•

certain transactions with interested shareholders (such as mergers or sales of assets between PNC and a shareholder) where the interested shareholder is a party to the transaction or is treated differently from other shareholders require approval by a majority of the disinterested shareholders (Section 2538),

•	a five-year moratorium exists on certain business combinations with a 20% or more shareholder (Sections 2551-2556), and

•	shareholders have a right to “put” their shares to a 20% shareholder at a “fair value” for a reasonable period after the 20% stake is acquired (Sections 2541-2547).

In addition, in certain instances the ability of the Board to issue authorized but unissued shares of common stock and preferred stock may have an anti-takeover effect.

Existence of the above provisions could result in PNC being less attractive to a potential acquirer, or result in our shareholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

The ability of a third party to acquire PNC is also limited under applicable banking regulations. The Bank Holding Company Act of 1956 (the “Bank Holding Company Act”) requires any “bank holding company” (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act. Furthermore, while we do not have a shareholder rights plan currently in effect, under Pennsylvania law, the Board can adopt a shareholder rights plan without stockholder approval. If adopted, a shareholder rights plan could result in substantial dilution to a person or group that attempts to acquire PNC on terms not approved by the Board.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus, as well as the specific terms of our outstanding series of preferred stock and certain terms of our authorized but unissued series of preferred stock. The applicable prospectus supplement will describe the specific terms of the series of preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock. The following summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Incorporation and any statements with respect to shares pursuant to which outstanding series of preferred stock were issued. You should read the Articles of Incorporation, which includes the designations relating to each series of preferred stock, for additional information before you buy any preferred stock.

General

Our authorized capital stock includes 20,000,000 shares of preferred stock, par value $1.00 per share, as reflected in our the Articles of Incorporation. The Board is authorized without further shareholder action to cause the issuance of additional shares of preferred stock in one or more series, each with the preferences, limitations, designations, conversion or exchange rights, voting rights, dividend rights, redemption provisions, voluntary and involuntary liquidation rights and other rights as the Board may determine at the time of issuance.

The rights of the holders of our common stock are subject to any rights and preferences of the outstanding series of preferred stock and the preferred stock offered in this prospectus. In addition, the rights of the holders of our common stock and any outstanding series of our preferred stock would be subject to the rights and preferences of any additional shares of preferred stock, or any series thereof, which might be issued in the future.

Terms of Preferred Stock

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, the shares of each series of preferred stock will upon issuance rank on parity in all respects with our currently existing series of preferred stock, described below, and each other series of our preferred stock outstanding at that time. Holders of the preferred stock will have no preemptive rights to subscribe for any additional securities that may be issued by us. Unless otherwise specified in the applicable prospectus supplement, Computershare Trust Company, N.A., Canton, MA, will be the transfer agent and registrar for the preferred stock.

Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the assets of any PNC subsidiary upon its liquidation or recapitalization will be subject to the prior claims of such subsidiary’s creditors and preferred shareholders, except to the extent we may be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.

We may elect to offer depositary shares evidenced by depositary receipts. If we so elect, each depositary share will represent a fractional interest (to be specified in the prospectus supplement relating to the particular series of preferred stock) in a share of a particular series of preferred stock issued and deposited with a depositary (as defined below). For a further description of the depositary shares, you should read “Description of Depositary Shares” below.

Dividends and Other Payments

The holders of the preferred stock will be entitled to receive dividends, if declared by the Board or a duly authorized committee thereof. The applicable prospectus supplement will specify the dividend rate and dates on which dividends will be payable. The rate may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by the Board or a duly authorized committee thereof. We may pay dividends in the form of cash or preferred stock (of the same or a different series) or common stock of PNC, in each case as specified in the applicable prospectus supplement.

Any series of preferred stock will, with respect to the priority of payment of dividends, rank senior to all classes of common stock and any class of preferred stock we issue that specifically provides that it will rank junior to such preferred stock in respect to dividends, whether or not the preferred stock is designated as cumulative or noncumulative.

The applicable prospectus supplement will state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative preferred stock, then the holders of that noncumulative preferred stock will not be entitled to receive a dividend for that dividend period, and we will have no obligation to pay any dividend for that dividend period, even if our board of directors declares a dividend on that series payable in the future. Dividends on any cumulative preferred stock will accrue from the date of issuance or the date specified in the applicable prospectus supplement.

The Board will not declare and pay a dividend on our common stock or on any class or series of our stock ranking subordinate as to dividends to a series of preferred stock (other than dividends payable in our common stock or in any class or series of our stock ranking subordinate as to dividends and assets to such series), until we have paid in full dividends for all past dividend periods on all outstanding senior ranking cumulative preferred stock and have declared a current dividend on all preferred stock ranking senior to that series. If we do not pay in full dividends for any dividend period on all shares of preferred stock ranking equally as to dividends, all such shares will participate ratably in the payment of dividends for that period in proportion to the full amounts of dividends to which they are entitled.

Subject to certain important exceptions, the terms of certain of our outstanding series of capital securities prohibit us from paying dividends on or redeeming, purchasing, acquiring or making a liquidation payment with respect to our preferred stock unless all accrued and unpaid dividends for all completed dividend periods with respect to such capital security have been paid.

In addition, we have outstanding junior subordinated debentures associated with certain capital securities. The terms of these debentures permit us to defer interest payments on the debentures for up to five years. If we defer interest payments on these debentures, subject to certain important exceptions, we may not pay any dividends on, redeem, purchase, acquire or make a liquidation payment with respect to any of our preferred stock during the deferral period.

Dividends from our subsidiary banks are the primary source of funds for payment of dividends to holders of preferred stock, and there are statutory limits on the amount of dividends that our subsidiary banks can pay to us without regulatory approval. We are a holding company that conducts substantially all of our operations through our bank subsidiaries and other subsidiaries. As a result, our ability to make dividend payments on the preferred stock depends on the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us, and those restrictions can vary among the different subsidiaries based on performance, capital and other factors.

For further information concerning dividend restrictions and other factors that could limit our ability to pay dividends, as well as restrictions on loans, dividends or advances from bank subsidiaries to the parent company, see the following sections of the 2017 Form 10-K: Supervision and Regulation section in Item 1 Business, Item 1A Risk Factors, the Liquidity and Capital Management portion of the Risk Management section in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 10 Borrowed

Funds, Note 15 Equity and Note 18 Regulatory Matters in the Notes To Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data.

Voting

Except as provided in this prospectus or in the applicable prospectus supplement, or as required by applicable law, the holders of preferred stock will not be entitled to vote. Except as otherwise required by law or provided by the Board and described in the applicable prospectus supplement, holders of preferred stock having voting rights and holders of common stock vote together as one class. Holders of preferred stock do not have cumulative voting rights. We are not required to obtain any consent of the holders of preferred stock of a given series in connection with the authorization, designation, increase or issuance of any shares of preferred stock that rank junior or equal to the preferred stock of such series with respect to dividends and liquidation rights.

Right to Elect Two Directors upon Nonpayment of Dividends. If we have failed to pay, or declare and set apart for payment, dividends on all outstanding shares of preferred stock in an amount that equals six quarterly dividends at the applicable dividend rate for such preferred stock, whether or not cumulative, then the number of directors on the Board will be increased by two at the first annual meeting of shareholders held thereafter, and at such meeting and each subsequent annual meeting held until cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding shares of preferred stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of all outstanding preferred stock voting together as a class will be entitled to elect those two additional directors to hold office for a term of one year. Upon such payment, or declaration and setting apart for payment, in full, the terms of the two additional directors will end, the number of directors on the Board will be reduced by two and such voting rights of the holders of preferred stock will end, subject to an increase in the number of directors on the Board as described above and the revesting of this voting right in the event of each and every additional failure in the payment of dividends in an amount equal to six quarterly dividends as described above.

Under interpretations adopted by the Federal Reserve or its staff, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described above, that series may then be deemed a “class of voting securities” and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over PNC) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, when the series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire more than 5% of that series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve to acquire 10% or more of that series.

Voting Rights under Pennsylvania Law. The PBCL attaches mandatory voting rights to preferred stock in connection with certain amendments to a company’s articles of incorporation, providing that the holders of preferred stock of a particular series would be entitled to vote as a class if the amendment would:

•	authorize the Board to fix and determine the relative rights and preferences, as between series, of any preferred or special class,

•	make any change in the preferences, limitations or special rights (other than preemptive rights or the right to vote cumulatively) of the shares of a class or series adverse to the class or series,

•	authorize a new class or series of shares having a preference as to dividends or assets which is senior to the shares of a class or series,

•	increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series, or

•	make the outstanding shares of a class or series redeemable by a method that is not pro rata, by lot or otherwise equitable.

Holders of outstanding shares of preferred stock are also entitled under Pennsylvania law to vote as a class on a plan of merger that effects any change in the company’s articles of incorporation if the holders would have been entitled to a class vote under the statutory provision relating to the adoption of articles amendments discussed above.

Liquidation of PNC

In the event of the voluntary or involuntary liquidation of PNC, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions before any distribution is made to the holders of our common stock or of any class or series of our stock ranking subordinate to that series, in the amount fixed by the Board for that series and described in the applicable prospectus supplement, plus, if dividends on that series are cumulative, accrued and unpaid dividends.

Subject to certain important exceptions, the terms of certain of our outstanding capital securities prohibit us from making a liquidation payment with respect to our preferred stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that capital security have been paid.

In addition, we have outstanding junior subordinated debentures associated with certain capital securities. The terms of these debentures permit us to defer interest payments on the debentures for up to five years. If we defer interest payments on these debentures, subject to certain important exceptions, we may not make a liquidation payment with respect to any of our preferred stock during the deferral period.

Other Provisions

Redemption by PNC

We may redeem the whole or any part of the preferred stock at the times and at the amount for each share set forth in the applicable prospectus supplement.

We may acquire preferred stock from time to time at the price or prices that we determine. If cumulative dividends, if any, payable for all past quarterly dividends have not been paid, or declared and set apart for payment, in full, we may not acquire preferred stock except in accordance with an offer made in writing or by publication to all holders of record of shares of preferred stock.

Subject to certain important exceptions, the terms of certain of our outstanding capital securities prohibit us from redeeming our preferred stock unless all accrued and unpaid dividends for all completed dividend periods with respect to that capital security have been paid.

In addition, we have outstanding junior subordinated debentures associated with certain capital securities. The terms of these debentures permit us to defer interest payments on the debentures for up to five years. If we defer interest payments on these debentures, subject to certain important exceptions, we may not redeem any of our preferred stock during the deferral period.

Redemption of preferred stock is generally subject to prior regulatory approval.

Conversion

The applicable prospectus supplement may set forth the rights, if any, for a holder of preferred stock to convert that preferred stock into our common stock or any other class of our capital securities.

Outstanding Preferred Stock

We have six outstanding series of preferred stock, with the following amounts outstanding as of December 1, 2018:

•	615 shares of $1.80 Cumulative Convertible Preferred Stock, Series B, with a per share liquidation preference of $40.00 (“Series B Preferred Stock”) (38,542 authorized),

•	10,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O, with a per share liquidation preference of $100,000 (“Series O Preferred Stock”) (10,000 authorized),

•	15,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P, with a per share liquidation preference of $100,000 (“Series P Preferred Stock”) (15,750 authorized),

•	4,800 shares of 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q, with a per share liquidation preference of $100,000 (“Series Q Preferred Stock”) (5,175 authorized),

•	5,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series R, with a per share liquidation preference of $100,000 (“Series R Preferred Stock”) (5,000 authorized), and

•	5,250 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S, with a per share liquidation preference of $100,000 (“Series S Preferred Stock”) (5,250 authorized).

As of the date of this prospectus, the following authorized and issued preferred stock has been redeemed and is no longer outstanding:

•

98,583 shares of $1.80 Cumulative Convertible Preferred Stock, Series A, with a per share liquidation preference of $40.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),

•

1,433,935 shares of $1.60 Cumulative Convertible Preferred Stock, Series C, with a per share liquidation preference of $20.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),

•

1,766,140 shares of $1.80 Cumulative Convertible Preferred Stock, Series D, with a per share liquidation preference of $20.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),

•

338,100 shares of $2.60 Cumulative Nonvoting Preferred Stock, Series E, with a per share liquidation preference of $27.75 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),

•

6,000,000 shares of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, with a per share liquidation preference of $50.00 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),

•

50,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series K, with a per share liquidation preference of $10,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock),

•

1,500 shares of 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series L, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock), and

•

5,001 shares of Non-Cumulative Perpetual Preferred Stock, Series M, with a per share liquidation preference of $100,000 (of which all shares were redeemed and restored to the status of authorized but unissued preferred stock).

Additionally, the Series N Preferred Stock issued under the TARP Capital Purchase Program has been redeemed, the Series G Junior Participating Preferred Stock authorized in connection with our expired rights plan was never issued, we have redeemed all of the PNC Preferred Funding Trust II and Trust III securities that had been exchangeable into Series I and Series J Preferred Stock, respectively, and we have redeemed the Series A Preferred Stock of PNC REIT Corp. that had been exchangeable into Series H Preferred Stock.

Computershare Trust Company, N.A., Canton, MA, is transfer agent and registrar for all outstanding series of preferred stock.

Summary of Key Terms of Outstanding Preferred Stock

The following is a summary of certain terms of our outstanding preferred stock. To the extent not included in the table, we have also described certain aspects of our outstanding preferred stock below.

Preferred Series	Annual Dividend Rate	Cumulative Dividend	Conversion Rate	Voting Right (Based on Conversion Rate)	Liquidation Value per Share	Redeemable
B	$1.80	Yes	1 preferred: 8 common	Yes	$40	No
O	(1)	No	None	(1)	$100,000	(1)
P	(1)	No	None	(1)	$100,000	(1)
Q	(1)	No	None	(1)	$100,000	(1)
R	(1)	No	None	(1)	$100,000	(1)
S	(1)	No	None	(1)	$100,000	(1)

(1)	See discussion of particular terms for this series of preferred stock below.

Series B Preferred Stock

Holders of outstanding Series B Preferred Stock are entitled to cumulative dividends at the annual rate set forth above in the table titled “Summary of Certain Key Terms of Preferred Stock,” which are payable quarterly when and as declared by the Board.

Holders of outstanding Series B Preferred Stock are entitled to a number of votes equal to the number of full shares of common stock into which their preferred stock is convertible. Unless we receive the consent of the holders of at least two-thirds of the outstanding shares of preferred stock of all series, we will not:

•	create or increase the authorized number of shares of any class of stock ranking senior to the preferred stock as to dividends or assets, or

•

change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights of the preferred stock in any material respect adverse to the holders of the preferred stock.

Holders of outstanding Series B Preferred Stock currently are entitled to the conversion privileges set forth above in the table titled “Summary of Certain Key Terms of Preferred Stock.” Series B Preferred Stock is convertible into our common stock (unless called for redemption and not converted within the time allowed therefor) at any time at the option of the holder. No adjustment will be made for dividends on preferred stock converted or on common stock issuable upon conversion. The conversion rate of Series B Preferred Stock will be adjusted in certain events, including payment of stock dividends on, or splits or combinations of, the common stock or issuance to holders of common stock of rights to purchase common stock at a price per share less than 90% of current market price as defined in the Articles of Incorporation. Appropriate adjustments in the conversion provisions also will be made in the event of certain reclassifications, consolidations or mergers or the sale of substantially all of the assets of PNC.

Series B Preferred Stock is currently traded in the over-the-counter market.

Series O, Series P, Series Q, Series R and Series S Preferred Stock

Dividends

Dividends on shares of the Series O, Series P, Series Q, Series R and S Preferred Stock are not mandatory. Holders of such series of preferred stock are entitled to receive, when, as, and if declared by the Board or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends based on the liquidation preference of such series of preferred stock at a rate equal to:

•

In the case of the Series O Preferred Stock, 6.75% per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, August 1, 2021, payable in arrears on February 1 and August 1 of each year, and three-month LIBOR plus a spread of 3.678% per annum, for each quarterly dividend period from August 1, 2021 through the redemption date of the Series O Preferred Stock, if any, payable in arrears on February 1, May 1, August 1 and November 1 of each year.

•

In the case of the Series P Preferred Stock, 6.125% per annum for each quarterly dividend period from the issue date of the depositary shares to, but excluding, May 1, 2022, and three-month LIBOR plus a spread of 4.0675% per annum, for each quarterly dividend period from May 1, 2022 through the redemption date of the Series P Preferred Stock, if any, payable in arrears on February 1, May 1, August 1 and November 1 of each year.

•

In the case of Series Q Preferred Stock, 5.375% per annum for each quarterly dividend period from the issue date of the depositary shares to the redemption date of the Series Q Preferred Stock, if any, payable in arrears on March 1, June 1, September 1 and December 1 of each year.

•

In the case of the Series R Preferred Stock, 4.850% per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, June 1, 2023, payable in arrears on June 1 and December 1 of each year, and three-month LIBOR plus a spread of 3.04% per annum, for each quarterly dividend period from June 1, 2023 through the redemption date of the Series R Preferred Stock, if any, payable in arrears on March 1, June 1, September 1 and December 1 of each year.

•

In the case of the Series S Preferred Stock, 5.000% per annum for each semi-annual dividend period from the issue date of the depositary shares to, but excluding, November 1, 2026, payable in arrears on May 1 and November 1 of each year, and three-month LIBOR plus a spread of 3.30% per annum, for each quarterly dividend period from November 1, 2026 through the redemption date of the Series S Preferred Stock, if any, payable in arrears on February 1, May 1, August 1 and November 1 of each year.

In the event we issue additional shares of any such series of preferred stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

A dividend period for any such series of preferred stock is the period from and including a dividend payment date to, but excluding, the next dividend payment date. Dividends payable on any such series of preferred stock for the period in which the interest rate is fixed are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any such series of preferred stock for any period in which the interest rate is based on three-month LIBOR will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on any such series of preferred stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares called for redemption.

Dividends on shares of Series O, Series P, Series Q, Series R and Series S Preferred Stock are not cumulative. Accordingly, if the Board or a duly authorized committee thereof does not declare a dividend payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on such series of preferred stock are declared for any future dividend period.

During a dividend period with respect to each of the Series O, Series P, Series Q, Series R and Series S Preferred Stock, so long as any share of such series remains outstanding, (i) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (a) a dividend payable solely in such junior stock or (b) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (ii) no shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by us (other than (a) as a result of a reclassification of such junior stock for or into other such junior stock, (b the exchange or conversion of one share of such junior stock for or into another share of such junior stock, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of such junior stock, (d) purchases, redemptions or other acquisitions of shares of such junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (e) purchases of shares of such junior stock pursuant to a contractually binding requirement to buy such junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (f) the purchase of fractional interests in shares of such junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (iii) no shares of parity stock will be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the applicable series of preferred stock and such parity stock except by conversion into or exchange for junior stock, unless, in each case of clause (i) through (iii) above, the full dividends for the preceding dividend period on all outstanding shares of Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

As used in this description, (i) “junior stock” means our common stock and any other class or series of our stock hereafter authorized over which the Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of PNC and (ii) “parity stock” means any other class or series of our stock that ranks on parity with the Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of PNC. The following series of preferred stock are considered parity stock: Series B, Series O, Series P, Series Q, Series R and Series S Preferred Stock, and Series H and Series I Preferred Stock, if issued.

When dividends are not paid in full upon the shares of Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, and any parity stock, all dividends declared upon shares of such series of preferred stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for such series of preferred stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other for the then-current dividend period.

Dividends on the Series Q, Series R and Series S Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with the laws and regulations applicable to us, including applicable capital adequacy guidelines.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee thereof, may be declared and paid on our common stock and any other stock ranking equally with or junior to any of the Series O, Series P, Series Q, Series R or Series S Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series O, Series P, Series Q, Series R and Series S Preferred Stock shall not be entitled to participate in any such dividend.

Voting Rights

Except as described above under “Terms of Preferred Stock—Voting,” or otherwise in this prospectus or in the applicable prospectus supplement, or as required by applicable law, holders of the Series O, Series P, Series Q, Series R and Series S Preferred Stock have no voting rights.

So long as any shares of the Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the series, voting separately as a class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of stock ranking senior to such series of preferred stock with respect to dividends or the distribution of assets upon liquidation, dissolutions or winding up of PNC,

•

issue any obligation or security convertible into or evidencing the right to purchase any class or series of stock ranking senior to such series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of PNC,

•	amend the provisions of the Articles of Incorporation so as to adversely affect the powers, preferences, privileges or rights of such series of preferred stock, taken as a whole, or

•

consolidate with or merge into any other corporation unless the shares of such series of preferred stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of such series of preferred stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of such series of preferred stock to effect such redemption.

Redemption

The Series O, Series P, Series Q, Series R and Series S Preferred Stock are not subject to any mandatory redemption, sinking fund or other similar provisions, and the holders of such series of preferred stock have no right to require the redemption or repurchase of such series of preferred stock (or any depositary shares representing such series of preferred stock).

The Series O Preferred Stock is redeemable at our option, in whole or part, on any dividend payment date on or after August 1, 2021, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series P Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after May 1, 2022, at a redemption price equal to $100,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series Q Preferred Stock is currently redeemable at our option, in whole or in part, from time to time, on any dividend payment date, at a redemption price equal to $100,000 per share (equivalent to $25.00 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series R Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after June 1, 2023, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

The Series S Preferred Stock is redeemable at our option, in whole or in part, from time to time, on any dividend payment date on or after November 1, 2026, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

We may redeem shares of the Series O, Series P, Series Q, Series R or Series S Preferred Stock at any time within 90 days following the occurrence of a regulatory capital treatment event (as defined below), in whole but not part, at a redemption price equal to $100,000 per share of preferred stock (equivalent to $1,000 per depositary share in the case of the Series O, Series R and Series S Preferred Stock and $25.00 per depositary share in the case of the Series P and Series Q Preferred Stock), plus any declared and unpaid dividends and any accrued and unpaid dividends on the shares of preferred stock called for redemption up to the redemption date. A “regulatory capital treatment event” means the good faith determination by us that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the applicable series of preferred stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the applicable series of preferred stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the applicable series of preferred stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of the applicable series of preferred stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the regulatory capital rules of the Federal Reserve (or, as and if applicable, the regulatory capital regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the applicable series of preferred stock is outstanding.

Redemption of the Series O, Series P, Series Q, Series R or Series S Preferred Stock, as applicable, is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of such series of preferred stock.

Listing

The Series O, Series R and Series S Preferred Stock are currently traded in the over-the-counter market. The Series P Preferred Stock and Series Q Preferred Stock are listed on the NYSE under the symbols “PNCPRP” and “PNCPRQ,” respectively.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional interests in the preferred stock, rather than whole shares of preferred stock. If we do so, we will provide for the issuance by a depositary to the public of receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase the fractional interests in the preferred stock underlying the depositary shares, you will receive depositary receipts as described in the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as may be determined by the depositary.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of these depositary shares will cease, except the right to receive any money or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares representing shares of such preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The depositary will try, insofar as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing shares of such preferred stock.

Conversion of Preferred Stock

If a series of the preferred stock underlying the depositary shares is convertible into shares of our common stock or any other class of our capital securities, we will accept the delivery of depositary receipts to convert the preferred stock using the same procedures as those for delivery of certificates for the preferred stock. If the depositary shares represented by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt or depositary receipts for the depositary shares that are not converted.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up of PNC.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any such resignation or removal will take effect only upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons we believe to be competent, and on documents we believe to be genuine. The depositary may also rely on information provided by us.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of:

•	our debt securities, common stock, preferred stock or depositary shares, and

•	securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above.

The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts,

•	whether the purchase contracts are to be prepaid or not,

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock,

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts,

•	United States federal income tax considerations relevant to the purchase contracts, and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately,

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units,

•	the terms of the unit agreement governing the units,

•	United States federal income tax considerations relevant to the units, and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or depositary shares. We may issue warrants independently of or together with any other securities, and the warrants may be attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that we may offer. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt Warrants

The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants,

•	the offering price for the debt warrants, if any,

•	the aggregate number of the debt warrants,

•	the designation and terms of the debt securities purchasable upon exercise of the debt warrants,

•	if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of debt warrants issued with each of these securities,

•	if applicable, the date after which the debt warrants and any securities issued with the debt warrants will be separately transferable,

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the purchase price,

•	the dates on which the right to exercise the debt warrants begins and expires,

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,

•	information with respect to any book-entry procedures,

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable,

•	if applicable, a discussion of certain United States federal income tax considerations,

•	any antidilution provisions of the debt warrants,

•	any redemption or call provisions applicable to the debt warrants, and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Stock Warrants

The applicable prospectus supplement will describe the terms of any stock warrants, including the following:

•	the title of the stock warrants,

•	the offering price of the stock warrants,

•	the aggregate number of the stock warrants,

•	the designation and terms of the common stock, preferred stock or depositary shares that are purchasable upon exercise of the stock warrants,

•	if applicable, the designation and terms of the securities with which the stock warrants are issued and the number of such stock warrants issued with each such security,

•	if applicable, the date after which the stock warrants and any securities issued with the stock warrants will be separately transferable,

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a stock warrant and the purchase price,

•	the dates on which the right to exercise the stock warrants begins and expires,

•	if applicable, the minimum or maximum amount of the stock warrants which may be exercised at any one time,

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable,

•	if applicable, a discussion of certain United States federal income tax considerations,

•	any antidilution provisions of the stock warrants,

•	any redemption or call provisions applicable to the stock warrants, and

•	any additional terms of the stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the stock warrants.

GLOBAL SECURITIES

Unless we specify otherwise in the applicable prospectus supplement, we will issue securities in registered and not bearer form. This means that our obligation runs to the holder of the security named on the face of the security. Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities.

We refer to those persons who have securities registered in their own names, on the books that we, the trustee or an agent maintain for this purpose, as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in global or book-entry form or in street name will be indirect owners.

Street Name Owners

If we issue certificated securities in definitive form registered in the names of the beneficial owners, investors may choose to hold their securities in their own names or in street name. Securities held in street name would be registered in the name of a broker, bank or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers or other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents, unit agents, depository for depository shares and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, who hold the securities in street name or who hold the securities by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder, despite being obligated by law or under agreements with the depository participants or customers to pass it along to the indirect owners, fails to do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the indenture for a series of debt securities, the warrant agreement for a series of warrants or the unit agreement for a series of units or to relieve us of the consequences of a default or of our obligations to comply with a particular provision of an indenture, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest, as the case may be.

Book-Entry Only Issuance

Unless we specify otherwise in the applicable prospectus supplement, we will issue each security in global or book-entry form. This means that we will not issue certificated securities in definitive form to investors. Instead, we will issue global securities in registered form representing the entire issuance of securities. Each global security will be registered in the name of a financial institution or clearing system that holds the global security as depositary on behalf of other financial institutions that participate in that depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the global securities on behalf of themselves or their customers.

Because securities issued in global form are registered in the name of the depositary, we will recognize only the depositary as the holder of the securities. This means that we will make all payments on the securities to the depositary. The depositary passes along the payments it receives from us to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants are not obligated to pass these payments along under the terms of the securities. Instead, they do so under agreements they have made with one another or with their customers.

As a result, investors will not own securities issued in book-entry form directly. Instead, they will own beneficial interests in a global security, through a bank, broker, or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant in the depositary’s book-entry system. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities. The depositary will not have knowledge of the actual beneficial owners of the securities.

Book-Entry System

The securities depositary will be The Depository Trust Company, New York, NY, known as DTC, unless otherwise identified in the applicable prospectus supplement. If DTC is the depositary for an issuance of securities, the issuance will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for each issue of securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of such issue and an additional certificate will be issued with respect to any remaining amount of such issue.

If so stated in the applicable prospectus supplement, investors may elect to hold their interest in the global securities through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear in turn will hold interests in such global securities as participants on the books of DTC.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”).

Clearstream is incorporated under the laws of Luxembourg as an international clearing system. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts, thereby eliminating the need for physical movement of certificates. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants either directly or indirectly. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, referred to herein as the “beneficial owner,” is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions and periodic statements of their holdings, in each case from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities unless the use of the book-entry system for the securities is discontinued.

The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts global securities are credited, which participants may or may not be the beneficial owners. The direct participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of DTC, Cede & Co., or any other DTC nominee will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s Money Market Instrument procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

To the extent any issuance of securities is redeemable, we will send redemption notices to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. The applicable prospectus supplement for an issuance of securities will indicate whether such issue is redeemable.

A beneficial owner must give any required notice of its election to have its securities repurchased through the participant through which it holds its beneficial interest in the security to the applicable trustee or tender agent. The beneficial owner shall effect delivery of its securities by causing the direct participant to transfer its interest in the securities on DTC’s records. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by the direct participant on DTC’s records and followed by a book-entry credit of tendered securities to the applicable trustee or agent’s DTC account.

Redemption proceeds, distributions, and dividend payments on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from us or our agent, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as in the case of securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of such participant and not DTC, PNC or any agent thereof, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of PNC or its agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to beneficial owners will be the responsibility of direct or indirect participants. None of PNC, any trustee or agent, or the registrar for the securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or global securities for any series of securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained, security certificates in definitive form will be printed and delivered to DTC. In addition, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, security certificates in definitive form are required to be printed and delivered to DTC.

Neither we nor the principal paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the securities.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear solely as a matter of convenience. The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy. The depositaries may change or discontinue the foregoing procedures at any time.

PLAN OF DISTRIBUTION

These securities may be distributed under this prospectus from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices, or

•	at negotiated prices.

Each time we sell securities, we will describe the method of distribution of the securities in the applicable prospectus supplement.

We may offer and sell the debt securities, common stock, preferred stock, depositary shares, purchase contracts, units and warrants being offered by this prospectus:

•	through underwriters,

•	through dealers,

•	through agents,

•	directly to purchasers,

•	through or in connection with hedging transactions, or

•	through any combination of such methods of sale.

In addition, we may issue securities as a dividend or distribution, in a subscription rights offering to our existing holders or in exchange for outstanding securities. Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including the purchase price of the securities and the net proceeds we will receive from the sale of the securities, any underwriting discounts and other items constituting underwriters’ compensation related to the offering, public offering or purchase price and any discounts or commissions allowed or paid to dealers, any commissions allowed or paid to agents and any securities exchanges on which the securities may be listed.

Distribution through Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If the securities are sold to underwriters, we will execute an underwriting agreement with them at the time of the sale and we will name them in the applicable prospectus supplement. In connection with these sales, the underwriters will receive compensation in the form of underwriting commissions, which will be paid by us. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless we specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by the dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

Distribution through Agents

We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, for any resale of the securities. We will describe the terms of any sales of this kind in the applicable prospectus supplement.

At-the-Market Offerings

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. The terms of each such distribution agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the applicable prospectus supplement.

Selling Security Holders

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holder and provide the information required under the Securities Act, including the name of the selling security holder, the security or securities to be offered and sold, and information about any underwriters or agents, including commissions that we or the selling security holder must pay.

General

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Securities may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing after their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, including our affiliates, acting as principals for their own accounts, for the account of holders of the securities, or as our agent. Any such firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement. Such firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (i) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (ii) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Each series of securities other than our common stock will be a new issue of securities with no established trading market prior to its original issue date. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue doing so at any time without notice. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

In connection with an underwritten offering, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. The underwriters may enter bids for, and purchase, securities in the open market in order to stabilize the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. In addition, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. These activities may cause the price of the securities to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement. Although we expect that delivery of securities generally will be made against payment on the third business day following the date of any contract for sale, we may specify a longer settlement cycle in the applicable prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade those securities on the date of the contract for sale, or on one or more of the next succeeding business days as we will specify in the applicable prospectus supplement, will be required, by virtue of the fact that those securities initially will settle in T+3, to specify an alternative settlement arrangement at the time of the trade to prevent a failed settlement. Such purchasers should consult their own advisors in connection with that election.

Market-Making Transactions by Affiliates

Following the initial distribution of an offering of securities, our affiliates, including PNC Capital Markets LLC and other affiliates, may use this prospectus and any applicable prospectus supplement in connection with offers and sales of the securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Conflicts of Interest

PNC Capital Markets LLC, a member of the Financial Industry Regulatory Authority (“FINRA”), is an affiliate of PNC. The distribution arrangements for any offering in which PNC Capital Markets LLC participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in such offering to any discretionary account without the prior approval of the customer.

The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business. In addition, in the ordinary course of their business activities, one or more of the underwriters, dealers or agents and/or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. These underwriters, dealers, agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, these parties would hedge such exposure to us by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the securities offered by this prospectus. Any such short positions could adversely affect future trading prices of the securities offered by this prospectus. These broker-dealers or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS

Unless we specify otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Alicia G. Powell, Managing Chief Counsel and Corporate Secretary of PNC. Ms. Powell beneficially owns, or has the right to acquire, an aggregate of less than 1% of PNC’s common stock. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BlackRock, Inc. for the year-ended December 31, 2017 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$650,000,000

The PNC Financial Services Group, Inc.

2.20% Senior Notes due November 1, 2024

Prospectus Supplement

Joint Book-Running Managers

PNC Capital Markets LLC Lead Green Structuring Agent	J.P. Morgan

October 29, 2019